Exhibit 23.3

Consent of John Burns Real Estate Consulting, LLC

We hereby consent to the use of our firm’s name, John Burns Real Estate Consulting, LLC, in the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission by Velocity Financial, LLC (together with any successors thereto, the “Company”) in connection with the initial public offering of the Company’s common stock, and any amendments thereto, including the prospectus contained therein (the “Registration Statement”), to the inclusion of quotations or summaries of or references in the Registration Statement to information contained in the market analyses or reports prepared for and supplied to the Company by John Burns Real Estate Consulting, LLC, and to being named as an expert in the Registration Statement (and being included in the caption “Experts” in the Registration Statement). John Burns Real Estate Consulting, LLC also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

We further wish to advise that John Burns Real Estate Consulting, LLC was not employed on a contingent basis at the time of preparation of our market analyses or reports, and is not at present, and that neither John Burns Real Estate Consulting, LLC nor any of its employees had or now has a substantial interest in the Company or any of its subsidiaries or affiliates.

JOHN BURNS REAL ESTATE CONSULTING, LLC

By:	/s/ Don Walker
	Name:	Don Walker
	Title:	Managing Principal & CFO
	Date:	September 17, 2019